As filed with the Securities and Exchange Commission on July 23, 2021

No. 333-254655

No. 333-217155

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254655
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-217155

UNDER
THE SECURITIES ACT OF 1933

At Home Group Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	45-3229563 (I.R.S. employer Identification Number)
1600 East Plano Parkway Plano, Texas 75074 (972) 265-6227 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated AT HOME GROUP INC. Equity Incentive Plan

grd holding i corporation stock option plan
(Full title of the plans)

Mary Jane Broussard
Chief Administrative Officer, General Counsel

& Corporate Secretary
At Home Group Inc.

1600 East Plano Parkway

Plano, Texas 75074
(972) 265-6227
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of At Home Group Inc., a Delaware corporation (“At Home”), on Form S-8 (collectively, the “Registration Statements”).

•	Registration No. 333-254655, filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 24, 2021, covering an aggregate of 3,731,661 shares of common stock of At Home, par value $0.01 per share, (“Common Stock”) issuable under the Amended and Restated At Home Group Inc. Equity Incentive Plan (the “2016 Equity Plan”).

•	Registration No. 333-217155, filed with the Commission on April 5, 2017, covering (i) an aggregate of 5,648,525 shares of Common Stock issuable under the GRD Holding I Corporation Stock Option Plan and (ii) an aggregate of 6,097,607 shares of Common Stock issuable under the 2016 Equity Plan.

On July 23, 2021, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 16, 2021 (the “Merger Agreement”), by and among At Home, Ambience Parent, Inc., a Delaware corporation that is an affiliate of Hellman & Friedman LLC (“Parent”), and Ambience Merger Sub, Inc., a Delaware corporation and an indirect and wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into At Home, with At Home surviving as a wholly owned subsidiary of Parent.

In connection with the consummation of the transactions contemplated in the Merger Agreement, At Home has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with the undertakings made by At Home in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, At Home, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plano, State of Texas, on this day of July 23, 2021.*

AT HOME GROUP INC.

By:	/s/ Mary Jane Broussard
Name: Mary Jane Broussard
Title: Chief Administrative Officer, General Counsel & Corporate Secretary

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign these Post-Effective Amendments.